Exhibit 99.1
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            Avalon Digital Announces Strategic Addition to Board and
                           Executive Management Team



SALT LAKE CITY, April 21, 2005 /PRNewswire/ -- Avalon Digital Marketing Systems, Inc., a provider of email marketing software and services, today announced an addition to its executive management team and board of directors.

Avalon's Board of Directors has appointed Daniel D. Walter of Nebraska to replace former board member David M. Smith. Robert I. Webber will continue to serve as Chairman of the Board. The company also confirmed that it has appointed Mr. Walter as chief executive officer, replacing former chief executive officer Tyler D. Thompson. Mr. Thompson will continue to serve as President of Avalon.

"We are very pleased that Mr. Walter has joined our Avalon team," said Tyler Thompson, President of Avalon. "His personal experience, coupled with his extensive and far-reaching relationships, will greatly assist Avalon in exceeding its goals and satisfying shareholders."

"I am excited about working with such a first class team of executives and employees and taking Avalon to the next level of success," said Daniel Walter, CEO of Avalon. "The current management team has done an exceptional job bringing this company out of bankruptcy and preparing it for the future. I am very confident that together we will achieve great success for our stockholders, employees and customers alike."

About Avalon Digital Marketing Systems, Inc.

Avalon Digital Marketing Systems, headquartered in Provo, Utah, is a leading provider of email marketing management software and strategic digital marketing services. Avalon combines a proprietary technology platform with best-in-class agency services to deliver premier digital marketing results to its clients. The proprietary Point Blank(TM) email marketing software combines campaign, list, and asset management features with robust email delivery, tracking, and reporting to allow companies to design, execute, and analyze email marketing communications. Utilizing a web-based application service provider (ASP) model, Point Blank provides a cost-effective, simple-to-use solution and is easily implemented for large enterprises or large distributed network organizations. Avalon's services include a wide range of digital media creation, brand development, and collateral design, as well as data acquisition and other media services. Avalon and its predecessor companies have been pioneers in email marketing technology since 1999. For more information, visit www.avaloninc.com.

Safe Harbor Statement

This press release may contain forward-looking  statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The statements reflect management's current expectations. However, actual results could differ materially as a result of unknown risks and uncertainties, including, but not limited to, risks and other factors set forth in Avalon's most recent annual report and other filings with the Securities and Exchange Commission. Avalon assumes no obligation to update the forward-looking information contained in this press release.


Contact Information:
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Avalon Digital Marketing Systems, Inc.
Matt Greene Tel: 801-225-7073
mgreene@avaloninc.com